SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 1, 2008

VERTIS, INC.

d/b/a Vertis Communications

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	333-97721	13-3768322
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 WEST PRATT STREET	21201
BALTIMORE, MARYLAND	(Zip Code)
(Address of Principal Executive Offices)

(410) 528-9800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

                As part of Vertis, Inc.’s (the “Company”) strategy to preserve and enhance its near-term liquidity, on April 1, 2008 the Company elected to forego making a $17.1 million interest payment on its 9¾% Senior Secured Second Lien Notes (the “Second Lien Notes”).  Under the terms of the indenture governing the Second Lien Notes, the Company has a thirty-day grace period in which to make this interest payment before it would be an event of default.  The Company may seek a waiver or deferral from the holders of the Second Lien Notes and to the extent waivers or deferrals are not received and the interest payments are not made within the thirty-day grace period, it would be an event of default under the indenture.

                Pursuant to a forbearance agreement (the “Forbearance Agreement”) dated April 3, 2008, the lenders (the “Lenders”) under the Credit Agreement (as defined below) agreed to forbear from exercising their right to not make any additional advances or incur any additional letter of credit obligations under the Company’s four-year revolving credit agreement (the “Credit Agreement”) until the earliest to occur of (i) May 27, 2008, (ii) the failure of the Company to satisfy certain borrowing availability conditions under the Credit Agreement or (iii) the occurrence of certain other events described in the Forbearance Agreement (the “Forbearance Period”).  The Lenders also agreed to forbear during the Forbearance Period from exercising certain of their other rights and remedies against the Company that may exist as a result of the Company’s failure to make the interest payment on the Second Lien Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTIS, INC.

By:	/s/ BARRY C. KOHN
	Name:	Barry C. Kohn
	Title:	Chief Financial Officer

Date:  April 7, 2008